Exhibit 10.2

EMPLOYMENT AGREEMENT
GARY C. CAMPANARO

EMPLOYMENT AGREEMENT (the "Agreement"), executed on June 24, 2009, and effective as of January 19, 2009, by and between El Pollo Loco, Inc. (the "Company") and Gary C. Campanaro (the "Executive").

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to employ Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive is willing to accept employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.           Term of Employment; Executive Representation.

a.           Employment Term.  Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on a date no later than January 19, 2009 (the date on which employment commences, the "Effective Date") and ending on December 31, 2009 (the "Employment Term") on the terms and subject to the conditions set forth in the Agreement.  Notwithstanding the preceding sentence, commencing with January 1, 2009 and on each January 1 thereafter (each an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto at least sixty days prior written notice before the next Extension Date that the Employment Term shall not be so extended.  For the avoidance of doubt, the term "Employment Term" shall include any extension that becomes applicable pursuant to the preceding sentence.

b.           Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

2.           Position.

a.           During the Employment Term, Executive shall serve as the Company's Senior Vice President and Chief Financial Officer and shall principally perform Executive's duties to the Company and its affiliates from the Company's offices in the Orange County, California metropolitan area, subject to normal and customary travel requirements in the conduct of the Company's business.  In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer of the Company and the Executive shall report directly to the Chief Executive Officer.

b.           During the Employment Term, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation (including in an advisory capacity, consulting capacity, or otherwise) for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the “Board”); provided that Executive shall be permitted to participate in such charitable and community-related services as Executive may choose; provided further that such services do not materially interfere with his duties hereunder.

3.           Compensation.

a.           During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $250,000.00 and a $500.00 per month business transportation allowance (less applicable withholding taxes), payable in regular installments in accordance with the Company's usual payment practices.  Executive shall be entitled to such increases in Executive's Base Salary and/or the business transportation allowance, if any, as may be determined from time to time in the sole discretion of the Board.

b.           With respect to each full calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") calculated, in accordance with Exhibit A attached hereto, with a targeted bonus equal to seventy-five percent (75%) of Executive's then current Base Salary (the "Target Bonus"). Notwithstanding the foregoing, Executive shall be guaranteed a minimum bonus payout of $60,000.00 for the 2009 fiscal year.

4.           Equity.

a.           Option Grant.  Executive will receive a stock option award to purchase 11,123 shares of common stock of Chicken Acquisition Corp. on such terms and conditions provided for in a stock option agreement substantially in the form attached hereto as Exhibit B (the "Option Agreement").

b.           Additional Equity Investment.  Subject to the execution of the Stockholders Agreement dated as of November 18, 2005, among the Company, and certain other stockholders of the Company, Executive may invest in Chicken Acquisition Corp common stock.

5.           Employee Benefits.  During the Employment Term, Executive shall be provided, in accordance with the terms of the Company's employee benefit plans as in effect from time to time, health insurance, retirement benefits and fringe benefits (collectively "Employee Benefits") on the same basis as those benefits are generally made available to other senior executives of the Company.  Executive shall be provided with annual vacation of three (3) weeks per each 12-month period or additional weeks on a basis consistent with Company policy.

6.           Business Expenses. During the Employment Term, reasonable, documented business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7.           Termination.  The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive's employment.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

a.           By the Company For Cause or By Executive's Resignation without Good Reason.

(i)           The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive's resignation without Good Reason (as defined below).

(ii)           For purposes of this Agreement, "Cause" shall mean action by the Executive that constitutes misconduct, dishonesty, the failure to comply with specific directions of the Board that are consistent with the terms hereof (after having been given a reasonably detailed written notice of, and a period of 20 days to cure, such misconduct or failure), a deliberate and premeditated act against the Company or its Affiliates, the commission of a felony, substance abuse or alcohol abuse which renders the Executive unfit to perform his duties, or any breach of the covenants set forth in Section 8 of this Agreement.  Any voluntary termination of employment by the Executive in anticipation of an involuntary termination of the Executive's employment for Cause shall be deemed to be a termination for Cause.

(iii)           If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)           the Base Salary through the date of termination;

(B)           any Annual Bonus earned but unpaid as of the date of termination for any previously completed calendar year;

(C)           reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

(D)           such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a), Executive shall have no further rights to any contract damages, other compensation or any other benefits under this Agreement.

b.           Disability or Death.

(i)           The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability").  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)           Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

(A)           the Accrued Rights; and

(B)           a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive's employment not terminated,

Following Executives termination of employment due to death or Disability, except as set forth in this Section 7(b), Executive or Executive's estate (as the case may be) shall have no further rights to any contract damages, other compensation or any other benefits under this Agreement.

c.           By the Company Without Cause or by Executive's Resignation with Good Reason.

(i)           The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive with Good Reason.

(ii)           For purposes of this Agreement, "Good Reason" shall mean:

(A)           Executive's relocation by the Company outside Orange County, California; or

(B)           a reduction of Executive's title as set forth in Section 2(a) hereof; or

(C)           a reduction of Executive's Base Salary (as increased from time to time) as set forth in Section 3(a) hereof; or

(D)           the failure of the Company to provide or cause to be provided to Executive any of the employee benefits described in Section 5 hereof; or

(E)           a change in Executive's reporting relationship; or

(F)           resignation after Executive reaches the age of 60; provided that none of the events described in clauses (A) through (E) of this Section 7(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty days after the Company's receipt of such written notice.

(iii)           If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability), or by Executive with Good Reason, Executive shall be entitled to receive:

(A)           the Accrued Rights;

(B)           a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive's employment not terminated; and

(C)           except in the case of Executive's resignation for Good Reason pursuant to clause (c)(ii)(F) of this Section 7, and subject to Executive's continued compliance with the provisions of Section 8 and 9, continued payment of the Base Salary until twelve 12 months after the date of such termination; provided that aggregate amount described in this clause (C) shall be reduced by the amount of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation with Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any contract damages, other compensation or any other benefits under this Agreement.

d.           Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8.           Non-Competition.  Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

a.           Executive agrees that during the term of employment and until the first anniversary of the date of termination of Executive's employment with the Company or any subsidiary of the Company, as the case may be (the "Non-Competition Period"), the Executive will not directly or indirectly, (i) engage in any business that operates quick service restaurants that compete directly with the business of El Pollo Loco, Inc. or its Affiliates in any market in which the Company or its Affiliates operate restaurants or have targeted operating restaurants at the time of termination of Executive's employment (a "Competitive Business"), (ii) enter the employ of, or render any services (including in an advisory capacity, consulting capacity, or otherwise) to, any person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its Affiliates and customers, suppliers, partners, members or investors of the Company or its Affiliates.  Notwithstanding the foregoing, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

b.           Executive further agrees that during the Non-Competition Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates, (ii) solicit or encourage any employee who was employed by the Company or its Affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its Affiliates within one year prior to or after the termination of Executive's employment with the Company, or (iii) solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

c.           It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.           Confidentiality.  Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant; provided further that the foregoing shall not apply when Executive is required to divulge, disclose or make accessible such information by a court of competent jurisdiction or an individual duly appointed thereby, by any administrative body or legislative body (including a committee thereof) having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.  Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence.  Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

10.           Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.           Miscellaneous.

a.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

b.           Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.           Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.           Assignment.  This Agreement shall not be assignable by Executive.  This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

f.           Successors Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

El Pollo Loco, Inc.
3535 Harbor Boulevard
Suite 100
Costa Mesa, CA 92626
Attn: President

With a copy to:

Trimaran Capital Partners
1325 Avenue of the Americas, 34th Floor
New York, NY 10019
Attn: Dean Kehler

And to

Mistral Equity Partners
650 Fifth Avenue, 31st Floor
New York, New York 10019
Attn: Andrew Heyer

If to Executive:  To the most recent address of Executive set forth in the personnel records of the Company.

h.           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i.           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Gary Campanaro GARY C. CAMPANARO CHICKEN ACQUISITION CORP. on behalf of:

EL POLLO LOCO, INC.

By:	/s/ Steve Carley
Name: Steve Carley
Title: President

Exhibit A

Annual Bonus Calculation

(i)           Bonuses for any calendar year will be established by reference to budgeted "EBITDA" for such calendar year ("Budgeted EBITDA"), with EBITDA defined as it is defined in the Administrative Guidelines relating to the El Pollo Loco Incentive Plan for such calendar year.  Budgeted EBITDA will be established by the Company's Board of Directors (following annual plan reviews with the Company's management) within the first three months of each calendar year during the Employment Term.

The bonus for any calendar year will in no event exceed 150% of the Target Bonus for such calendar year and will be calculated on the basis of the extent of attainment of Budgeted EBITDA for such calendar year as follows:

EBITDA as Percentage of Budgeted EBITDA	Percent of Target Bonus To Be Paid EBITDA
Less than 90%	0%
90%	25%
100%	100%
125% or more	150%

For purposes of calculating bonuses in the event that EBITDA exceeds 90% of budgeted EBITDA but is less than 125% of Budgeted EBITDA, payout amounts shall be calculated in accordance with the following interpolative principles:

!
Between 90% of Budgeted EBITDA and 100% of Budgeted EBITDA, the payout will be based on a linear sliding scale between 25% and 100% of the Target Bonus (e.g., at 95% of Budgeted EBITDA, the payout will equal 62.5% of the Target Bonus, and, at 98% of Budgeted EBITDA, the payout will equal 85% of the Target Bonus); and

!
Between 100% of Budgeted EBITDA and 125% of Budgeted EBITDA, the payout will be based on a linear sliding scale between 100% and 150% of the Target Bonus (e.g., at 110% of Budgeted EBITDA, the payout will equal 120% of the Target Bonus, and, at 120% of Budgeted EBITDA, the payout will equal 140% of the Target Bonus).

OFFICERS FORM

NON-QUALIFIED STOCK OPTION AGREEMENT

AGREEMENT, dated as of ____________, 2009 between Chicken Acquisition Corp., a Delaware corporation (the "Company"), and Gary C. Campanaro ,as Co-Trustee of the Campanaro Living Trust, established August 8, 2006 (the "Optionee").

WITNESSETH:

WHEREAS, the Company, acting through its Board of Directors (the "Board") has granted to the Optionee, effective as of the date of this Agreement, an option to purchase shares of common stock, par value $.01, of the Company (the "Common Stock") on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

"Affiliate" shall have the meaning assigned to such term in Rule 12b-2 promulgated under the Exchange Act.

"Board" has the meaning ascribed to such term in the first recital of this Agreement.

"Cause" means action by the Optionee that constitutes misconduct, dishonesty, the failure to comply with specific directions of the Board or the board of directors of EPL, Inc. that are consistent with the terms of any employment agreement between EPL, Inc. and the Optionee (after having been given a reasonably detailed written notice of, and a period of 20 days to cure, such misconduct or failure), a deliberate and premeditated act against the Company or its Affiliates, the commission of a felony or substance abuse or alcohol abuse which renders the Optionee unfit to perform his duties.  Any voluntary termination of employment by the Optionee in anticipation of an involuntary termination of the Optionee's employment for Cause shall be deemed to be a termination for Cause.

"Change in Control" shall mean:

(a)	the failure of the Permitted Holders collectively to beneficially own at least 40% of the total then outstanding Shares (unless such failure occurs as a result of a Public Offering);

(b)	there is consummated a sale, in one or more related transactions, of all or substantially all of the assets of the Company and its Subsidiaries to a Person other than a Permitted Holder; or

(c)	approval by the Stockholders of a complete liquidation or dissolution of the Company.

"Common Stock" has the meaning ascribed to such term in the first recital of this Agreement.

"Cumulative EBITDA" means, with respect to each fiscal year of EPL, Inc., the actual aggregate amount of EBITDA of the Company and its consolidated subsidiaries for the period commencing on January 1, 2009 and ending on the last day of such fiscal year (with such period being treated as one accounting period for such purposes).

"Cumulative EBITDA Target" means, with respect to each fiscal year of the Company, an amount as determined by the Board in its sole discretion with respect to such year.

"EBITDA" means the income of EPL, Inc. (i) before, without duplication, interest expense, amortization of deferred financing fees and acquisition related bank/financing fees, income taxes, depreciation and amortization, (ii) before gains (or losses) on the sale of EPL, Inc. operated restaurants or other significant assets and (iii) after all bonuses and profit sharing expenses of the Company of any kind.

"EBITDA Target" means, with respect to each fiscal year of EPL, Inc., an amount as determined by the Board in its sole discretion with respect to such year.

"EPL, Inc." shall mean El Pollo Loco, Inc., a Delaware corporation.

"Exercise Notice" has the meaning ascribed to such term in Section 5 of this Agreement.

"Fair Market Value" of a share of Common Stock on any date shall be, if the Common Stock is listed on a national stock exchange, the officially quoted closing price on such stock exchange, or if the Common Stock is listed on the NASDAQ National Market, the officially quoted closing price on NASDAQ, or, if the Common Stock is listed on NASDAQ but not on the National Market, the average of the closing bid and asked prices reported by NASDAQ, in each case on the date as of which the value is to be determined (or if such date is not a trading day, as of the preceding trading day), or if the Common Stock is not so listed, the fair market value determined in good faith by the Board.

"Option" has the meaning ascribed to such term in Section 2 of this Agreement.

"Option Shares" has the meaning ascribed to such term in Section 2 of this Agreement.

"Option Term" has the meaning ascribed to such term in Section 3 of this Agreement.

"Person" means any individual, partnership, limited liability company, corporation, group, trust or other legal entity.

"Permitted Holders" shall mean any of the following: Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners, CIBC Capital Corp., Trimaran Pollo Partners, L.L.C, FS Equity Partners V, L. P, FS Affiliates V, L. P. (or any investment fund or other entity directly or indirectly Controlled by or under common Control with any of the foregoing).

"Public Offering" shall mean a public offering and sale of Company Common Stock for cash pursuant to an effective registration statement under the Securities Exchange Act of 1934, as amended from time to time, with an aggregate public offering price of at least $50,000,000.

"Shares" means, collectively, the shares of Common Stock subject to the Option, whether such shares are Option Shares or Vested Shares.

"Stockholders Agreement" means the Stockholders Agreement, dated as of November 18, 2005, among the Company, and certain other stockholders of the Company, as it may be amended from time to time.

"Vested Shares" means the option Shares with respect to which the Option is exercisable at any particular time.

SECTION 2.  Option; Option Price.  On the terms and subject to the conditions of this Agreement, the Optionee shall have the option (the "Option") to purchase up to 11,123 shares (the "Option Shares") of Common Stock at the price of $______ per Option Share (the "Option Price").

SECTION 3.  Term.  The term of the option (the "Option Term") shall commence on the date hereof and expire on the tenth anniversary of the date hereof, unless the Option shall theretofore have been terminated in accordance with the terms of this Agreement.

SECTION 4.  Time of Exercise.

(a)         Unless accelerated as otherwise provided in Section 4(b), 4(c), 15(b) of this Agreement, the Option shall become exercisable as to 100% of the Option Shares on the _____________ month after the date hereof.

(b)         (1)  On the last day of each of the Company's fiscal years beginning with the fiscal year ending December 31, 2009 through the fiscal year ending December 31, 2014 (each, an "Accelerated Vesting Date"), if the Company's EBITDA for the fiscal year ending on such Accelerated Vesting Date is equal to or exceeds the EBITDA Target for such fiscal year, then the Option shall immediately become exercisable in accordance with the following schedule:

18% (2,002 shares) 20% (2224 shares) 20% (2224 shares) 20% (2225 shares) 20% (2225 shares) 2% (223 shares)	Fiscal Year 2009 Fiscal Year 2010 Fiscal Year 2011 Fiscal Year 2012 Fiscal Year 2013 Fiscal Year 2014

(ii)           Notwithstanding any failure by the Company to meet the EBITDA Target for any fiscal year, the portion of the Option which would have become exercisable pursuant to subsection (i) above on the applicable Accelerated Vesting Date shall become exercisable on a subsequent Accelerated Vesting Date if, with respect to such subsequent Accelerated Vesting Date, the Company's Cumulative EBITDA for the fiscal year ending on such Accelerated Vesting Date is equal to or greater than the Cumulative EBITDA Target for such fiscal year.

(c)         In the event the Company makes any capital expenditures not contemplated by the projections upon which the EBITDA and Cumulative EBITDA Targets are based, or consummates any mergers or acquisitions or divestitures (whether of assets or stock or other interests) or other extraordinary actions, the Board will determine in good faith appropriate adjustments to the EBITDA and Cumulative EBITDA Targets, which adjustments shall be final and binding.

(d)         Except as otherwise provided in Section 7, the Option shall remain exercisable as to all such Vested Shares until the expiration of the Option Term.

SECTION 5.  Procedure for Exercise.

(a)         The Option may be exercised with respect to Vested Shares, from time to time, in whole or in part (but for the purchase of whole shares only), by delivery of a written notice (the "Exercise Notice") from the Optionee to the Company, which Exercise Notice shall:

(i)           state that the Optionee elects to exercise the Option;

(ii)           state the number of Vested Shares with respect to which the Optionee is exercising the Option;

(iii)           in the event that the Option shall be exercised by the representative of the Optionee's estate pursuant to Section 12, include appropriate proof of the right of such Person to exercise the Option;

(iv)           state the date upon which the Optionee desires to consummate the purchase of such Vested Shares (which date must be prior to the termination of the Option); and

(v)           comply with such further provisions as the Company may reasonably require.

(b)         Payment of the Option Price for the Vested Shares to be purchased on the exercise of the Option shall be made by certified or bank cashier's check payable to the order of the Company, delivery of shares of Common Stock held for at least six months, valued at their Fair Market Value as of the trading day immediately prior to the date of exercise or by a combination of any of the foregoing means of payment.

(c)         As a condition to the exercise of the Option and prior to the issuance of any Vested Shares, the Optionee (or the representative of his estate) shall be required to execute the Stockholders Agreement with respect to the Option Shares.

(d)         The Company shall be entitled to require, as a condition of delivery of the Vested Shares, that the Optionee agree to remit and when due an amount in cash sufficient to satisfy all current or estimated future federal, state and local withholding, and employment taxes relating thereto.

SECTION 6.  Dividends.  Upon the payment of a dividend with respect to the Common Stock, the Optionee shall be entitled to receive the economic equivalent of such dividend as if all Options had been exercised for Common Stock prior to the payment of the dividend.

SECTION 7.  Termination of Employment

.  All or any part of the Option, to the extent unexercised, shall terminate immediately upon the Optionee's termination of employment with the Company or any of its Affiliates, except that the Optionee shall have ninety (90) days following the date of such termination of employment to exercise any portion of the Option that he could have exercised on the date of such termination of employment; provided, however, that such exercise must be accomplished prior to the expiration of the Option Term.  Notwithstanding the foregoing, if the Optionee's termination of employment is due to his retirement, total and permanent disability (as determined by the Board) or death, the Optionee, or the representative of the estate of the Optionee, as the case may be, may exercise any portion of the Option which the Optionee could have exercised on the date of such termination for a period of nine months thereafter; provided, however, that such exercise must be accomplished prior to the expiration of the Option Term.  Notwithstanding the foregoing, in the event of a termination of the Optionee's employment with the Company or any of its Affiliates for Cause, the unexercised portion of the Option shall terminate immediately and the Optionee shall have no right thereafter to exercise any part of the Option.  Notwithstanding the preceding, any portion of the Option which is not exercisable at the time of termination of the Optionee's employment (for any reason) shall terminate and become null and void.

SECTION 8.  Non-Competition

.  (a)  The Optionee agrees that during the term of employment and until the first anniversary of the date of termination of the Optionee's employment with the Company or any direct or indirect subsidiary of the Company, as the case may be, such Optionee will not directly or indirectly, (i) engage in any business that operates quick service restaurants that compete directly with the business of EPL, Inc. or its Affiliates in any market in which EPL, Inc. or its Affiliates presently operate restaurants or have targeted operating restaurants at the time of termination of such Optionee's employment (a "Competitive Business"), (ii) enter the employ of, or render any services to, any Person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its Affiliates and customers, suppliers, Partners, members or investors of the Company or its Affiliates.  Notwithstanding the foregoing, the Optionee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Optionee (i) is not a controlling Person of, or a member of a group which controls, such Person and (ii) does not, direct or indirectly, own 5% or more of any class of securities of such Person.

(b) It is expressly understood and agreed that although Optionee and Company consider the restrictions contained in this Section 8 and the following Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Optionee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

SECTION 9.  Non-Solicitation

.  The Optionee further agrees that during the term of employment and until the first anniversary of the date of termination of the Optionee's employment with the Company or any direct or indirect subsidiary of the Company, such Optionee will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates, (ii) hire any such employee who was employed by the Company or its Affiliates as of the date of Optionee's termination of employment with the Company or who left the employment of the Company or its Affiliates within two years prior to or after the termination of Optionee's employment with the Company, or (iii) solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

SECTION 10.  No Rights as a Stockholder

.  Except as set forth in Section 6, the Optionee shall not have any rights or privileges of a stockholder with respect to any Shares unless and until certificates representing such Shares shall be issued by the Company to such Optionee.

SECTION 11.  Additional Provisions Related to Exercise

.  In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, relating to the Shares, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant to the Company that the Option Shares are being acquired for investment only and not with a view to the distribution thereof, and the Optionee shall provide the Company with such further representations and warranties as the Board may reasonably require in order to ensure compliance with applicable federal and state securities, "blue sky" and other laws.  No Shares shall be purchased upon the exercise of the Option unless and until the Company and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

SECTION 12.  Restriction on Transfer.

(a)         The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee.  If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 7, by the representative of his estate to the full extent to which the Option was exercisable by the Optionee at the time of his death.  The Option shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b)         Any shares issued to the Optionee upon exercise of the Option shall be subject to the restrictions contained in the Stockholders Agreement and shall be deemed Stock (as defined in the Stockholders Agreement) for all purposes thereunder.

SECTION 13.  Restrictive Legend

.  All stock certificates representing shares issued upon exercise of the Option shall, unless otherwise determined by the Board, have affixed thereto a legend substantially in the following form:

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT AMONG EPL HOLDINGS, INC., EPL INTERMEDIATE, INC. AND CERTAIN MINORITY STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS' AGREEMENT.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS' AGREEMENT."

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

SECTION 14.  Optionee's Employment

.  Nothing in the Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Optionee's employment or to increase or decrease the Optionee's compensation at any time.

SECTION 15.  Adjustment.

(a)         Subject to Section 12(b), if the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Board shall make such adjustment in the number and class of shares of stock subject to the Option, and such adjustments to the Option Price, as shall be equitable and appropriate in its good faith judgment under the circumstances.

(b)         The following rules shall apply in connection with the occurrence of a Public Offering or Change in Control, as applicable:

(i)           If the Public Offering occurs less than two years following the Effective Date, the Optionee shall be given (A) written notice of such Public Offering at least 20 days prior to its proposed effective date (as specified in such notice) and (B) an opportunity during the period commencing with delivery of such notice and ending 10 days prior to such proposed effective date, to exercise (x) the Vested Shares and (y) fifty percent (50%) of the Shares subject to the Option that are unvested as of the date of the notice (the "Accelerated Shares"), contingent upon the effectiveness of such Public Offering.  Upon the occurrence of the Public Offering, the Vested Shares and the Accelerated Shares shall thereafter be fully vested and remain exercisable in accordance with the terms of the original grant.  The other fifty percent (50%) of the Shares subject to the Option that remain unvested upon the occurrence of the Public Offering shall automatically terminate and the Optionee shall be entitled to receive a grant of restricted stock in the company subject to the initial public offering with an economic value equal to Fair Market Value (measured at the close of business of the first day of public trading) of the shares underlying the terminated unvested Options minus the aggregate exercise price of such options.

(ii)           If a Public Offering occurs more than two years following the Effective Date or if a Change in Control occurs following the Effective Date, the Optionee shall be given (A) written notice of such Public Offering or Change in Control, as applicable, at least 20 days prior to its proposed effective date (as specified in such notice) and (B) an opportunity during the period commencing with delivery of such notice and ending 10 days prior to such proposed effective date, to exercise the Option in full, contingent upon the effectiveness of such Public Offering or Change in Control.  Upon the occurrence of the Public Offering, the Option shall thereafter be fully vested and remain exercisable in accordance with the terms of the original grant.  Upon the occurrence of a Change in Control, the Option shall be fully vested provided however that, to the extent the Option is not exercised, the Option shall automatically terminate unless provision is made in connection with the Change in Control, as applicable for the assumption of the Option by, or the substitution for the Option of new options covering the stock of, the surviving successor of purchasing corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number, kind and option price of shares subject to the Option.

(c)           The following rules shall apply in connection with Section 15(a) and (b) above:

(i)            no fractional shares shall be issued as a result of any such adjustment, and any fractional shares resulting from the computations pursuant to Section 15(a) or (b) shall be eliminated without consideration from the Option;

(ii)            no adjustment shall be made for the issuance to stockholders of rights to subscribe for additional shares of Common Stock or other securities; and

(iii)           any adjustment referred to in Section 15(a) or (b) shall be made by the Board in its sole discretion and shall be conclusive and binding on the Optionee.

SECTION 16.  Notices

.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)           if to the Company, to it at:

Chicken Acquisition Company
c/o Trimaran Capital Partners
1325 Avenue of the Americas, 34th Floor
New York, NY 10019

Attn: Dean Kehler

With a copy to:

General Counsel
El Pollo Loco
3535 Harbor Blvd., Suite 100
Costa Mesa, CA 92626

(b)         if to the Optionee, to him at such Optionee's address as most recently supplied to the Company and set forth in the Company's records or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

SECTION 17.  Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

SECTION 18.  Optionee's Undertaking.  The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the provisions of this Agreement.

SECTION 19.  Amendment.  This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties.

SECTION 20.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice or conflict of law principles).

SECTION 21.  Consent to Jurisdiction.  Each party hereby agrees that any action to enforce which arises out of or in any way relates to any of the provisions of this Agreement shall be brought and prosecuted exclusively in any federal or state court located within the City of New York; and the parties irrevocably and unconditionally submit to the jurisdiction of such courts and to service or process by registered mail, return receipt requested, or by any other manner provided by New York law.

SECTION 22.  Counterparts.  This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

SECTION 23.  Entire Agreement.  This Agreement (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

SECTION 24.  Severability.  In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

SECTION 25.  Code Section 409A Compliance.  Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any Option granted under this Agreement is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, notwithstanding anything to the contrary contained in this Agreement, the Committee reserves the right to, in good faith, amend, restructure, or replace the Option in order to cause the Option to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section and in order to provide the Optionee with substantially the same economic benefits without violating Section 409A.

*     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement as of the date first written above.

CHICKEN ACQUISITION CORP.

By:
Name: Steve Carley
Title: Vice President

OPTIONEE

By:
Name